SECURITIES AND EXCHANGE COMMISSION
Washington, DC

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities and Exchange Act of 1934

Date of Report:
October 27, 2003

BAR HARBOR BANKSHARES

MAINE	841105-D	01-0293663
(State)	(Commission File Number)	(IRS Employer ID)

Address of Principal Executive Offices:
PO Box 400, 82 Main Street
Bar Harbor, ME 04609-0400

Registrant’s Telephone Number: (207) 288-3314

ITEM 5 – OTHER EVENTS AND REGULATION FD DISCLOSURE

On October 27, 2003, Bar Harbor Banking and Trust Company (the "Bank"), the wholly owned banking subsidiary of Bar Harbor Bankshares (the "Registrant"), entered into a definitive Purchase and Assumption Agreement (the "Purchase Agreement") between the Bank and Androscoggin Savings Bank, a Maine chartered mutual financial institution ("ASB"), pursuant to which the Bank will acquire substantially all of the operating assets and assume certain deposit liabilities and loans of one (1) ASB branch office located at 245 Camden Street, Rockland, Maine (the "Branch"). The Branch acquisition is subject to customary conditions, including receipt of applicable regulatory approvals and the Bank’s assumption of certain deposit liabilities and is expected to close during the first quarter of 2004, or possibly earlier if all conditions of closing set forth under the Purchase Agreement are sooner satisfied.

As a result of the Branch acquisition, the Bank will acquire approximately $13,000,000 in loans, approximately $21,000,000 in deposits and approximately $1,000,000 in premises and equipment, including the land and building from which the Branch operations are currently conducted in Rockland, Maine.

The deposit premium in the acquisition is approximately $2.7 million, or 13% of total deposits, and is subject to adjustment should the deposit balance move above or below a specified range prior to closing. The Company expects the Branch acquisition to be accretive to its earnings in the first year of operations.

Following the consummation of the Branch acquisition, the Bank will operate the Branch as a Bank branch from the existing Branch location in Rockland, Maine.

ITEM 7 – FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial statements: Not applicable

(b) Pro forma financial information: Not applicable

(c) Exhibits:

The following exhibit is filed herewith:

Exhibit No. Description of Exhibit

99.1 Press Release dated October 27, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAR HARBOR BANKSHARES

Date: October 27, 2003

/s/Joseph M. Murphy
President and Chief Executive Officer

For more information contact:
Bar Harbor Bankshares
Joseph M. Murphy
(207) 288-3314

FOR IMMEDIATE RELEASE

 BAR HARBOR BANKING AND TRUST COMPANY TO PURCHASE ROCKLAND BRANCH OF ANDROSCOGGIN SAVINGS BANK

BAR HARBOR, Maine – October 27, 2003 – Bar Harbor Banking and Trust Company, subsidiary of Bar Harbor Bankshares (AMEX: BHB), today announced the signing of a definitive agreement under which it will acquire the Rockland, Maine branch of Androscoggin Savings Bank located at 245 Camden Street on Route 1. The branch has approximately $21 million in deposits and $13 million in loans.

"With a rich 115 year history of serving the coastal communities of Down East Maine, we look forward to providing a broad array of products and exemplary customer service to the greater Rockland community," said Joseph Murphy, Chairman and CEO.

"This is a great addition to our coastal banking franchise," added Dean S. Read, President of Bar Harbor Banking and Trust Company. "We believe this acquisition will pave the way to new market opportunities in one of the fastest growing counties in the State of Maine and permit us to effectively leverage our experience serving the unique needs of Maine’s coastal businesses," he added.

The transaction is subject to customary conditions, including regulatory approvals, and is expected to close in the first quarter of 2004.

RBC Capital Markets served as financial advisor to Bar Harbor Banking and Trust Company in this transaction.

Bar Harbor Bankshares is the parent company of the wholly owned subsidiaries, Bar Harbor Banking and Trust Company and BTI Financial Group. Bar Harbor Banking and Trust Company, founded in 1887, provides full service banking with ten locations throughout Down East Maine. BTI Financial Group subsidiaries include Bar Harbor Trust Services, a Maine chartered trust company; Block Capital Management, an SEC registered investment advisor; and Dirigo Investments, Inc., a NASD registered broker dealer. BTI Financial Group offers a comprehensive array of private banking, financial planning, brokerage, investment management and trust services to individuals, businesses, non-profit organizations and municipalities, while providing the highest level of customized personal service.